EXHIBIT (10)(71)

July 19, 2012

Mr. Roy G. Warren
Chief Executive Officer
Attitude Drinks Incorporated
10415 Riverside Drive, Ste 101
Palm Beach Gardens, FL  33410

Re:           Consulting Agreement Between SC Advisors, Inc.  and Attitude Drinks Incorporated (“Company”)

Mr. Warren:

SC Advisors, Inc., (“Southridge”), submits this letter of engagement (the “Agreement”) setting forth the terms and conditions whereby Southridge will act as consultant for the Company (together with any affiliates, the “Company”) in advising the Company to explore, among other things, various options relating to (a) equity financing, (b) potential asset acquisitions, (c) corporate recapitalization, and (d) growth management strategies (collectively, such consulting services shall be referred to as the “Services”).

I.	Services

Southridge will endeavor to provide the Company with the following Services:

A.
Assist the Company identifying favorable equity financing, including but not limited to the provision of an equity purchase agreement provided by Southridge or an affiliate as detailed in Exhibit A attached hereto;

B.	Assist the Company in exploring and identifying potential asset acquisitions and other strategies design to accelerate growth;

C.
Advise the Company in obtaining new more favorable debt financing and/or retiring existing debt, including recapitalization of the Company’s balance sheet. Southridge shall assist the Company  in negotiating with its creditors to obtain optimal terms on repayment schedules and debt retirement.  In the case of debt retirement, Southridge or an affiliate may provide the mechanism and necessary capital for such retirement as detailed in Exhibits B and C attached hereto;

D.	Advise the Company in identifying investor relations and public relations firms able to assist the Company in rebuilding its market capitalization, and repositioning it as an industry leader; and

E.	Provide services as may be deemed appropriate, including identifying service professionals to assist the Company with all aspects of its business and related needs.

II.	Terms and Conditions

A.	Authority. The Company represents and warrants that it is in all respects qualified and authorized to undertake all actions contemplated herein.

B.
Performance of Services.  The Parties agree and understand that the Services are fully performed irrespective of ultimate outcome of any potential undertaking borne of the Services contemplated herein.  The Company acknowledges that Southridge does not guarantee that its Services will have the intended impact upon the Company’s business or that subsequent financial improvement or advantage will result from the Services. Company understands and acknowledges that the success or failure of Southridge’s efforts will be predicated on Company’s operating results.  Southridge shall devote such of its time and efforts as it may determine is necessary for the performance of its Services hereunder. Southridge will perform the Services hereunder in the highest professional manner and will provide such of its staff and personnel as it may deem necessary for the performance of the Services hereunder.

C.
Company Information.  The Company acknowledges and agrees that, in rendering its services hereunder, Southridge will be using and relying on information available from public or other sources, without independent verification, and that Southridge will not assume responsibility for the accuracy or completeness of such information (included in the Documents or otherwise).

D.
Termination.Subject to Section IV A (below), termination of this Agreement may be effected by either party with thirty (30) day prior written notice to the other party (the “Termination Date”).   Termination of this Agreement by the Company shall obligate the Company to pay the monthly retainer (outlined in Section III below) through the Termination Date.

E.
Indemnification.   Neither Southridge nor its affiliates or employees shall be liable to the Company for consequential, special, indirect, incidental, punitive, or exemplary loss, damage, cost or expense (including, without limitation, lost profits and opportunity costs) unless due to willful misconduct or gross negligence on the part of Southridge or its affiliates or employees.  The Company agrees to indemnify and hold harmless Southridge and its affiliates and employees from and against any and all actions, losses, damages, claims, liabilities, costs and expenses (including without limitation, reasonable legal fees and expenses) (“Loss”) in any way arising out of or relating to this Agreement, unless such Loss, as determined by arbitration, is due to willful misconduct or gross negligence on the part of the Southridge or its affiliates or employees.  Indemnification shall apply regardless of the form of action, loss, damage, claim, liability, cost, or expense, whether in contract, statute, tort (including without limitation, negligence), or otherwise, and shall survive the completion or termination of this Agreement.  The Company further agrees to reimburse Southridge any reasonable legal or other professional services costs incurred on behalf of Southridge as a result of any claims for Loss made against Southridge or its affiliates or employees relating to the Services provided under this Agreement.

F.
Independent Contractor Relationship.  Southridge shall at all times remain an independent contractor, and nothing herein shall be construed to create an employer / employee relationship between the parties hereto.

G.
Confidential Information and Other Restrictions.  Southridge agrees not to communicate, disclose, or use for its own benefit or the benefit of any other entity or person, any plans, designs, programs, customer information or other information pertaining to the business or affairs of the Company or of any of its affiliates not existing in the public domain.  Upon termination of this Agreement Southridge agrees to surrender to the Company all original documents, software, or computer systems programs, and copies any other documents and material obtained by Southridge pursuant to this Agreement.  Southridge shall not retain or deliver to any other entity or person any of the foregoing or a summary or memorandum thereof.

III.	Compensation/Payment For Services

Southridge shall be compensated for the Services as follows:

A.
A retainer of $25,000 per month payable in restricted preferred stock, convertible by holder into common stock at 80% of the average of the closing bid prices for the Company’s common stock for the five (5) trading days immediately prior to conversion.  The monthly retainer shall be payable beginning August 1, 2012.   The Company shall reserve sufficient shares of common stock for purposes of this section.

B.	In respect of any other services that may be deemed appropriate outside the scope of this agreement, the parties will negotiate any additional consideration.

IV.	Miscellaneous

A.
Term.  This Agreement will become effective on the date of its acceptance by the Company (the “Effective Date”) and will continue thereafter for a period of twelve (12) months.  It is expressly agreed that the provisions of paragraphs II-E, II-F, II-G, IV-B, IV-C, and IV-D of this Agreement shall survive any expiration or termination of this Agreement.

B.
Nature of Engagement.  Southridge is being retained to serve as a consultant solely to the Company, and the engagement of Southridge shall not be deemed to be on behalf of and is not intended to confer rights or benefits on any shareholder or creditor of the Company or its subsidiaries or on any other person.  Unless expressly agreed to in writing by Southridge, no one other than the Company is authorized to rely on this engagement of Southridge or any statements, conduct or advice of Southridge.  No advice rendered by Southridge shall be used for any other purpose or reproduced, disseminated, quoted, or referred to at any time, in any manner or for any purpose, nor shall any public or other references to Southridge (or to such opinions or advice) be made without the express prior written consent of Southridge, which consent shall not be unreasonably withheld.

C.
Modifications and Amendments.  The Agreement represents the entire understanding between the Company and Southridge with respect to the Services, and all prior discussions are merged herein.  It is understood that Southridge’s obligations under this Agreement are to use its commercially reasonable efforts throughout the term of the Agreement.  Southridge’s engagement is not intended to provide the Company or any other person or entity with any assurances that any transaction will be consummated. This Agreement may not be amended or modified except pursuant to a writing signed by all parties and shall be governed by and construed in accordance with the laws of the State of Connecticut.

D.
Arbitration.  Any dispute related to this Agreement, any transaction contemplated hereby, or any other matter contemplated hereby shall be settled by arbitration in the State of Connecticut, in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators.  Any award entered by the arbitrators shall be final, binding, and nonappealable, and judgment may be entered thereon by any party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The fees of the American Arbitration Association and the arbitrators and any expenses’ relating to the conduct of the arbitration shall be borne equally by both parties.

If the foregoing correctly sets forth the entire understanding and agreement between Southridge and the Company, please so indicate in the space provided for that purpose below and return an executed copy to us, whereupon this letter shall constitute a binding agreement between us as of the date first above written.

SC advisors, Inc.

By:	/s/ Stephen M. Hicks

AGREED:

ATTITUDE DRINKS INCORPORATED

By:	/s/ Roy G. Warren

Chief Executive Officer

EXHIBIT A

EQUITY PURCHASE AGREEMENT (EPA)
CONFIDENTIAL TERM SHEET

Issuer:	Attitude Drinks Incorporated (the “Issuer”), a Delaware corporation

Purchaser:	Southridge Partners II LP, a Delaware limited partnership (the “Purchaser”)

Advisor/Agent:	Southridge Advisors, LLC will act as Advisor to the Purchaser (“Advisor”) and will perform all administrative functions on behalf of the Purchaser.

EPA Facility:	Commitment to purchase up to $10,000,000 of the Company’s common stock (the “Commitment Amount”).

Securities:	Registered common stock issued in a private placement pursuant to the Securities Act of 1933.

Term:	Two years

Draw Down:
The Company may draw upon the Facility periodically during the Term (a “Draw Down”) by the Company’s delivery to the Purchaser of a written notice (a “Draw Down Notice”) requiring the Purchaser to purchase a dollar amount in shares of common stock (a “Draw Down Amount”).  In no event may the shares issuable pursuant to a Draw Down Notice, when aggregated with the shares then held by the Purchaser on the date of the Draw Down, exceed 9.99% of the Company’s outstanding common stock.

Purchase Price:
The purchase price per share of common stock purchased under the EPA Facility shall equal 91% of the low closing bid price during the Valuation Period (the “Purchase Price”).   On the date that a Draw Down Notice is delivered to Purchaser, the Company shall deliver an estimated amount of shares to Purchaser’s brokerage account equal to 125% of the investment amount indicated in the Notice divided by the closing bid price for the trading day immediately prior to the date of the Draw Down Notice (“Estimated Shares”).   The Valuation Period shall begin the first trading day after the Estimated Shares have been delivered to Purchaser’s brokerage account and have been cleared for trading.  At the end of the Valuation Period, if the number of Estimated Shares delivered to Purchaser is greater than the shares issuable pursuant to a Draw Down, then Purchaser shall return to Company the difference between the Estimated Shares and the actual number of shares issuable pursuant to the Draw Down.  If the number of Estimated Shares is less the shares issuable under the Draw Down, then the Company shall issue additional shares to Purchaser equal to the difference.

Commitment	The Issuer shall issue $50,000 in Commitment Fee Preferred Stock

Fee Preferred
(the “Preferred”) to the Purchaser on the signing of definitive legal documentation for this transaction.  ThePreferred shall have no registration rights and shall be convertible into the common stock of the Company at 70% of the low two closing bid prices during the five trading days immediately prior to conversion.

Valuation Period:	Five trading days, commencing on the first trading day following delivery and clearing of the Estimated Shares.

Closings:	A Closing shall occur upon the settlement of the trades of the Put Shares associated with a Draw Down.

Legal Fees:	A fixed fee of $25,000 shall be charged by the Purchaser to cover its expenses including legal fees. The fee may be paid in additional Preferred Stock.

Conditions:
The obligation of the Purchaser to purchase shares pursuant to the EPA Facility during the Term will be subject to the satisfaction or waiver on each Closing of the conditions contained in the definitive documentation with respect to the EPA Facility, to include the following:

Effective Registration: The registration statement shall remain effective at all times, not subject to any actual or threatened stop order or suspension at any time.

Absence of Material Adverse Change: No material adverse change shall have occurred prior to a Closing or during a Valuation Period.

Continued Listing: Continued listing of the Company’s common stock on the Principal Exchange on which its common stock trades, including the shares to be issued herein.

Exclusivity: From the date definitive documentation is executed until the expiration of the Term, the Company will agree not to enter into a similar financing arrangement with any third-party.

Governing Law: State of New York

This term sheet reflects the present intentions of the parties as to the principal terms of the proposed transactions referenced herein and is subject to the execution of definitive documentation and review by legal counsel to the parties.

Roy G. Warren	Stephen M. Hicks,
Chief Executive Officer,	on behalf of the funds
Attitude Drinks Incorporated	advised by Southridge Advisors LLC

By:	By:

Date:	Date:

EXHIBIT B

DEBT PURCHASE AGREEMENT
CONFIDENTIAL TERM SHEET

Issuer:	Attitude Drinks Incorporated, (the “Issuer”), a Delaware corporation.

Purchaser:	Southridge Partners II LP, a Delaware limited partnership (the “Purchaser”).

Advisor/Agent:	Southridge Advisors LLC will act as Advisor to the Purchaser and will perform all administrative functions on behalf of the Purchaser.

Securities:	Issuer’s outstanding Securities (“Purchased Securities”) listed as follows:

Purchased Debt Various securities payable	$M Up to $5,000,000

Common Stock:	Issuer’s Common Stock issued pursuant to conversions of the Purchased Securities. The Common Stock shall be available to sell via Rule 144.

Amount:	Up to $5,000,000 in face value of Purchased Securities in multiple tranches. All Securities purchased must be outstanding for at least six months at the time of purchase and held by non-affiliates.

Tranche size:
The size of each tranche shall be mutually agreed upon by Issuer and Purchaser at the time of each transaction.  There will be no stated minimum or maximum amount.  Issuer shall determine which Security shall be purchased in each tranche.

Transaction:
Purchaser shall purchase the Securities from third party holder, and Issuer shall amend such Securities to provide for conversion of the Securities into shares of its Common Stock per the terms below.   In no event may the shares issued pursuant to any conversion of the Securities, when aggregated with the shares then held by the Purchaser on the time of such conversion, exceed 9.99% of the Company’s outstanding common stock.

Conversion:
The conversion price for the Securities shall equal 40% (“Discount”) of the low closing bid price during the five trading days immediately prior to a conversion (the “Closing Bid Price”) of such Securities by Purchaser (the “Purchase Price”).   On the date that the conversion shares are deposited into the Purchaser’s brokerage account and cleared for trading (“Deposit Date”), if the closing bid price on such Deposit Date (“Deposit Date Closing Bid”) is lower than the Closing Bid Price, then the Purchase Price shall be adjusted such that the Discount shall be taken from the Deposit Date Closing Bid, and the Company shall issue additional shares to Purchaser to reflect such adjusted Purchase Price.

Legal Opinion:	Issuer’s counsel shall provide a Rule 144 opinion to the Purchaser upon the reasonable request by Purchaser in connection with the conversion and sale of the Common Stock.

Other Fees:	None

Conditions:	Absence of Material Adverse Change: No material adverse change shall have occurred prior to a Closing.

Continued Listing: Continued listing of the Company’s common stock on the Principal Exchange on which its common stock trades, including the shares to be issued herein.

Governing Law: State of New York

This term sheet reflects the present intentions of the parties as to the principal terms of the proposed transactions referenced herein and is subject to the execution of definitive documentation and review by legal counsel to the parties.

Roy G. Warren	Stephen M. Hicks,
Chief Executive Officer,	on behalf of the funds
Attitude Drinks Incorporated	advised by Southridge Advisors LLC

By:	By:

Date:	Date:

EXHIBIT C

DEBT PURCHASE AGREEMENT
CONFIDENTIAL TERM SHEET

Issuer:	Attitude Drinks Incorporated, (the “Company”), a Delaware corporation.

Amount of Liabilities:	Up to $___MM of bona fide outstanding liabilities (the “Liabilities”) held by one or more existing creditors of the Company (the “Creditors”).

Purchaser:	SR-V Advisors, LLC (the “Purchaser”).

Due Diligence:	The Company will cooperate with the Purchaser in confirming the validity, nature and amount of the Liabilities held by each of the Creditors.

Purchase of Liabilities:	The Purchaser will enter into agreements with the Creditors to purchase the Liabilities in one or more tranches, payable in installments to the Creditors based on the length of the Valuation Period.

Retirement of Liabilities:
The Company and the Purchaser will retire the Liabilities in one or more tranches by having the Company issue to Purchaser shares of Common Stock of the Company with an aggregate value equal to the Purchase Price, pursuant to court approval (the “Shares”).

Court Hearing:	Within 5 business days of execution of agreements with Creditors, the Purchaser will seek court approval of the satisfaction of the Liabilities and the issuance of the Shares.

Purchase Price:
The Purchase Price of the Liabilities shall equal the face amount of the tranche of Liabilities purchased, plus the Purchaser’s reasonable attorney fees, and execution fees, less 50% of any difference between the face amount of the Liabilities and the negotiated settlement price. (the “Purchase Price”).

Valuation Period:	Beginning the first trading day following the date on which Shares are deposited into Purchaser’s brokerage account, the number of consecutive trading days that are required such that the total dollar volume of the Company’s common stock on its principal market for such trading days shall equals three times (3X) the amount of the Purchase Price (the “Valuation Period”).

Issuance Price:	Shall be equal to 75% of the average of the closing bid prices as reported by Bloomberg during the Valuation Period (the “Issuance Price”).

Share Issuance:	The Company will issue and deliver an estimated number of Shares in electronic form via deposit/withdrawal at custodian (DWAC) up to but not exceeding 9.99% of the total outstanding shares of Common Stock, together with an opinion of Company’s counsel, in customary form, that the Shares are legally issued, freely tradable, fully paid, and non-assessable.

Final Adjustment:	If during the Valuation Period the number of estimated Shares reasonably appears to be insufficient to satisfy the Purchase Price, the Company shall issue additional Shares to Purchaser. At the end of the Valuation Period, the total number of Shares issued to Purchaser shall equal the Purchase Price divided by the Issuance Price (the “Final Adjustment”). The Purchaser will return any excess estimated shares to Company to return to treasury shares at the end of the Valuation Period.

Limitations on Beneficial Ownership:	The Company will not under any circumstances issue Shares to the Purchaser if as a result of such issuance the Purchaser would beneficially own more than 9.99% of the shares of Common Stock then outstanding, within the meaning of Section 13(d) of the Securities Act of 1933, as amended.

No Shorting:	The Purchaser will not engage in or affect, directly or indirectly, any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Stock prior to or during the Valuation Period that results in a net short position.

Confidentiality:	The Company and its employees, advisors and representatives shall keep strictly confidential and not disclose to any third parties this term sheet and all provisions hereof, and all negotiations and discussions involving or referring to the transaction.

Exclusivity:	For a period of 30 days from the date of the execution of this term sheet, (a) the Company and its representatives shall not directly or indirectly discuss, negotiate or consider any proposal, plan or offer from any other party relating to any liabilities, or any financial transaction having an effect or result similar to the transactions contemplated hereby, and (b) the Purchaser shall have the exclusive right to negotiate and execute definitive documentation embodying the terms set forth herein and other mutually acceptable terms.

Commitment Fee:	Purchaser will earn a non-refundable commitment fee equal to 10,000,000 shares of Common Stock on the approval of the fairness of the transaction by the court.

The terms set forth above do not constitute a contractual commitment of the Company or the Purchaser, but merely represent proposed terms for possible liabilities satisfaction. Until definitive documentation is executed by al l parties, there shall not exist any binding obligation, other than as described in “Confidentiality” and “Exclusivity”  above which shall be binding on the parties.

Roy G. Warren	Stephen Hicks,
Chief Executive Officer,	on behalf of SR-V Advisors, LLC
Attitude Drinks Incorporated

By:	By:

Date:	Date: